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                              (Rule 14a-101)

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                         Schedule 14A Information

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Name of Registrant as Specified in Charter: DDL Electronics, Inc.

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
May 4, 1995

To our Shareholders:

     Financial performance for the third quarter of fiscal 1995 was most encouraging, with earnings from operations of $167,000 compared to the prior year third quarter loss of $1,287,000. Revenues for the quarter were
$6,079,000 compared to third quarter fiscal 1994 revenues of $11,343,000.
The reduced revenues are the result of the previously announced sale of substantially all assets of the A. J. Electronics and Aeroscientific Corp.
subsidiaries.

     Three years ago we commenced restructuring DDL. We began with an operating group having negative gross margins, over $30 million of accumulated debt and large losses. The return to an operating profit this quarter was accomplished despite significant working capital limitations and the absence of available bank credit during the past three years. We have overcome these and other difficulties to improve margins, eliminate senior debt and return to an operating profit. We must now turn our attention to growing the business to build on this progress.

     Our mutual objective, to build a company that delivers sustained growth in shareholder value, now requires the following steps.

     -  We must establish new banking relationships in fiscal
1996 to
          provide working capital to finance our growth. Near term
          requirements will be financed with cash from operations.

     - With the payoff of all senior debt accomplished on December 29,
          1994, the Company removed a major barrier to building new
          customer relationships. The expansion of our customer base in fiscal 1996 is essential to filling the estimated $60 million of sales capacity at the existing facilities.

     - We will seek opportunities for merger or acquisition with companies that would benefit from our public listing, while expanding DDL's ability to serve major global electronics
          customers as an important supplier of interconnection products and services.

     We see opportunities in DDL's markets as the industry consolidates and the number of suppliers and captive facilities is reduced. Considering the large size of our markets, and the absence of a dominant competitor, we believe DDL can build by acquisition in this industry now that our excessive debt has been resolved. Having identified a number of specific candidates to initiate this strategy over the last three months, it will be my primary objective to achieve the financial benefits from these opportunities as we move forward.

     On April 13 ,1995 I added to the cash resources of the company and emphasized our belief in the prospects for the implementation of this strategy with the purchase of 310,000 shares of common stock through the exercise of options granted under my employment agreement.

     Your continued support in building a profitable and stronger company is appreciated as we transition from our difficult restructuring phase and
"switch gears" to implement our plans to grow DDL.


Very truly yours



William E. Cook
Chairman and Chief Executive Officer

April 28, 1995
Tigard, Oregon

Third Quarter Operating Statement Highlights (Unaudited)


DDL Electronics, Inc. and Subsidiaries
($ in thousands except per share amounts)

                                   Three          Nine
                                   Months         Months
                                   Ended           Ended
                                 March 31         March 31
                      1995        1994           1995
1994
Sales             $  6,079        $ 11,343   $ 22,673
$39,512

Costs and Expenses

Cost of goods sold   4,916          11,266     20,629
39,178

Administrative
and Selling
Expenses               913           1,995      4,146
5,729

Restructuring
charges                 -               -       1,173(A)
 -

Operating
income (loss)          250          (1,918)     (3,275)
(5,395)

Nonoperating income (expense):

Investment income       28              21            85
128

Interest expense      (111)           (247)         (767)
(804)

Other Income            -                -            33
 34
Gain on sale
of assets               -                2         3,374(B)
  2

Income (loss) before
extraordinary item      167          (2,142)         (550)
(6,035)

Extraordinary item       -               -          2,441(C)
 -

Net income (loss)     $ 167        $ (2,142)       $  1,891
$(6,035)

Primary earnings
(loss) per share:

Continuing operations     $0.01          ($0.14)         ($0.03)
($0.40)

Extraordinary item         -               -              $0.15
    -

                          $0.01          ($0.14)          $0.12
 ($0.40)

Average primary
shares (in thousands) 16,013          15,306          15,791
15,105

(A) On January 17, 1995, the Company sold substantially all of the physical assets of its United States electronic contract manufacturing subsidiary, A.J. Electronics, Inc. (A.J.) to Raven Industries, Inc. In conjunction with the sale, the Company recorded disposition costs and operating losses as of December 31, 1994 totaling $2,050, including restructuring charges through A.J.'s disposal and liquidation of $1,173.

(B)  On December 29, 1994, the Company recognized a gain of
$3,774 from the
sale of substantially all of the assets of its Aeroscientific
Corp.
subsidiary to Yamamoto Manufacturing (USA), Inc.

(C) On December 29, 1994, the Sanwa Bank California ("Sanwa") accepted a cash payment of $4,500 in full and complete satisfaction of outstanding debt. The related gain on extinguishment of the debt is recorded as an extraordinary item in accordance with FAS 15.

          Consolidated Balance Sheet


            (dollars in thousands except per share amounts)

                                  March 31,         June 30,
                                    1995             1994
                                 (Unaudited)        (Audited)
ASSETS
Current assets:
Cash and cash equivalents        $ 2,389               $ 2,540
Accounts receivable                4,149                 5,600
     Inventories                   2,223                 3,647
     Prepaid expenses                264                   231

 Total current assets              9,025                12,018

Property, plant and
 improvements, net                  3,307               10,642

Deposits and other assets             447                  598

                                  $12,779              $23,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of
long-term debt                     $  749              $13,524

Accounts payable                    4,980                 5,086
Accrued payroll and employee
              benefits                728                   994
 Other accrued liabilities          1,344                 1,673

Total current liabilities           7,801                 21,277

7% Convertible Subordinated
      Debentures                      729                     775
8-1/2% Convertible Subordinated
            Debentures              1,580                  1,580
Other long-term debt                4,449                   4,515

Stockholders' equity (deficit):
 Common stock                         153                    145
 Preferred stock - Series B            -                      -
 Additional paid-in capital        20,647                 19,646
 Retained earnings (deficit)      (21,782)               (23,673)
 Foreign currency translation
        adjustment                   (798)                (1,007)

Total stockholders'
   deficit                        (1,780)                 (4,889)

                                 $12,779                 $23,258

      DEFICIT PER SHARE               ($.12)
($.34)

SHARES OUTSTANDING            15,257,663               14,468,718
